EXHIBIT 14.01

                                 [Wherify LOGO]

To Our Employees,

Wherify's reputation as an honest and ethical company is integral to our current and future success. We have all worked hard to build our brand recognition and gain the reputation among the business community and our investors as a company built on integrity and customer loyalty. As we grow, we must continue to be mindful of the high ethical standards that we have set.

Recent years have shown that consumer and investor confidence in companies can be undermined by concerns regarding corporate fraud and other corporate improprieties. Every day we make decisions that can affect the reputation of our company. This Code of Business Conduct and Ethics is designed to provide guidelines and principles for making good ethical decisions. As with any general guide, please recognize that the Code cannot and does not provide a complete or specific set of rules to cover every situation that you may encounter. Instead, the Code provides general guidelines and principles that will assist each of us in making good ethical decisions.

The Code applies to all employees and all employees are expected to read it. Adherence to the Code, as it may be modified from time to time, is a condition of employment, just as compliance with our financial and personnel policies is a condition of employment. We ask that you sign the acknowledgment on the back of the Code to acknowledge that you have received, read, and understand the Code of Ethics presented here.

Let's continue to make this company one that we are proud to be a part of and one that reflects all of the effort and great heart we are contributing to it.

Sincerely,

_____________ [Name]
_____________ [Title of Officer]
August __, 2005

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                                 [Wherify LOGO]

                                                                 August 25, 2005

                       CODE OF BUSINESS CONDUCT AND ETHICS

I.       OVERVIEW

      This Code of Business Conduct and Ethics sets forth the guiding principles by which we operate our company and conduct our daily business with our customers, vendors, shareholders and with each other. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of Wherify and its subsidiaries (referred to in this Code as the "Company" or "Wherify"). This Code applies to all of our directors, officers and employees (together "Covered Persons"). We expect each Covered Person to conduct him/herself accordingly and seek to avoid even the appearance of improper behavior.

      We have tried to write this policy so that it is consistent with and supportive of all applicable laws. If it turns out that a policy in this Code conflicts with a law, you must comply with the law. If you have any questions about these conflicts or potential conflicts, please consult with your manager about how to handle the situation.

      Those who violate the policies contained in this Code will be subject to disciplinary action, up to and including termination of employment. We have provided some practical guidelines at the end of this document (Section XV) to help you understand and comply with it.

II.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. Although we do not expect each Covered Person to know the details of each of these laws, it is important to know enough to determine when to seek advice from managers or other appropriate personnel. You are responsible for discussing with your manager which laws, regulations and Wherify policies apply to your position and what training you might need to understand and comply with them.

III.     CONFLICTS OF INTEREST

      We expect each Covered Person to be scrupulous in avoiding any action or interest that conflicts or gives the appearance of a conflict with the Company's interests. A "conflict of interest" exists when a person's private interest interferes or is inconsistent in any way with the interests of the Company. Therefore, a conflict can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, having a financial or investment interest in a vendor, supplier or competitor of the Company may constitute a conflict of interest to the extent such relationship interferes with a Covered Person's ability to act unconditionally on behalf of the Company. Conflicts of interest may also arise when a Covered Person, or members of his or her family, receive improper personal benefits as a result of the Covered Person's position in the Company.

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      It is almost always a conflict of interest for a Company employee to serve simultaneously as an employee, consultant or director for a competitor, customer or supplier. All employees should obtain pre-approval from the Company's Chief Executive Officer prior to entering into any such relationship with another employer. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

      Conflicts of interest may not always be clear-cut, so if you have a question, you should consult your supervisor and, if necessary, higher levels of management. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section XV of this Code.

IV.      CONFIDENTIAL INFORMATION AND INSIDER TRADING

      Covered Persons who have access to confidential information or other material non-public information concerning the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. (See Section X below regarding confidentiality generally). All non-public information about the Company should be considered confidential information.

      In addition, it not only violates our policies but is illegal for any Covered Person to use non-public information for his/her personal financial benefit or to "tip" others who might make an investment decision on the basis of such information. In order to assist with compliance with laws against insider trading, the Company has adopted an Insider Trading Policy and Guidelines with Respect to Certain Transactions in Company Securities. This policy is to be distributed to every director, officer and employee as well as anyone else deemed to be an insider under the policy. If you have any questions about the Insider Trading Policy, please consult the Company's Chief Financial Officer.

V.       CORPORATE OPPORTUNITIES

      In addition to our policy against conflicts of interest generally, Covered Persons are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No Covered Person may use corporate property, information, or position for improper personal gain, and no Covered Person may compete with the Company directly or indirectly. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VI.      COMPETITION AND FAIR DEALING

      We seek to outperform our competition fairly and honestly. Stealing proprietary information (whether belonging to us or to a third party), possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

      We expect and demand that each Covered Person respect the rights of and deal fairly with our customers, suppliers, competitors and fellow employees. No Covered Person may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

      We expect each Covered Person to exercise due care and professionalism to avoid undue influence from current or potential customers, vendors, lenders or other business partners of the Company ("Business Partners"). The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. Covered Persons should therefore take care not to accept gifts or benefits from Business Partners that might influence their activities on behalf of the Company.


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VII.     DISCRIMINATION AND HARASSMENT

      Our policies against employment discrimination, including but not limited to harassment, are described in more detail elsewhere in our policies, but are worth mentioning again here. We are firmly committed to providing equal opportunity in all aspects of employment and application for employment and to providing a workplace free from harassment of any kind. Harassment includes verbal, physical or visual conduct that creates an intimidating, offensive or hostile working environment or that interferes with work performance. Some examples of harassment include derogatory comments based on racial or ethnic characteristics, unwelcome sexual advances, or other conduct of a sexual nature which creates a hostile work environment or interferes with work performance. We encourage you to promptly report any incident of harassment to your supervisor or manager, or to any other member of management with whom you are comfortable. We will investigate every reported complaint promptly, thoroughly and confidentially, to the extent practicable, consistent with our obligation to investigate thoroughly.

VIII.    HEALTH AND SAFETY

      The Company strives to provide each employee with a safe and healthy work environment. Each Covered Person is responsible for assisting us to maintain a safe and healthy workplace for all persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

      Violence and threatening behavior are strictly prohibited. Covered Persons may not report to work in any condition other than in a manner ready to perform their duties, free from the influence of illegal drugs or alcohol.

IX.      RECORD-KEEPING

      The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and in order to properly report its activities. All of the Company's books, records, timesheets, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls and procedures. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

      Many Covered Persons regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, you should ask your supervisor or other appropriate person.

      Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event you become aware of any litigation or governmental investigation please consult the Company's Chief Executive Officer. Any correspondence from any state or federal regulator or the Better Business Bureau, or any legal process (including without limitation subpoenas, discovery requests or deposition notices) that you receive must be immediately forwarded to the Company's Chief Executive Officer.


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X.       CONFIDENTIALITY OF COMPANY INFORMATION

      In carrying out the Company's business, Covered Persons often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Each Covered Person must maintain the confidentiality of confidential or proprietary information obtained or entrusted to him/her by the Company, except when disclosure is authorized by the Company's Chief Executive Officer or required by laws, regulations or legal proceedings. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its business, financial performance, results or prospects, customer lists, employee information, terms or fees offered to particular customers, marketing or strategic plans, technology systems, or proprietary or product systems developments. The obligation to preserve confidential or proprietary information continues even after employment ends. In connection with this obligation, every Covered Person should have executed a confidentiality agreement when he or she began his or her employment with the Company.

      Each Covered Person must take precautionary measures to prevent unauthorized disclosure of confidential or proprietary information. Accordingly, such persons should take steps to ensure that business-related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to confidential or proprietary information.

XI.      PROTECTION AND PROPER USE OF COMPANY ASSETS

      All Covered Persons should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. In addition, we provide certain technology resources and pieces of equipment for use in the performance of business job duties. These include such obvious items as telephone (including voicemail) and access to computers, the internet and electronic mail, as well as other equipment items. These items are provided for your business use, and remain Company property. We expect that you will use our technology and resources in a manner that enhances productivity, enhances our public image, and is respectful of others, including other employees. Personal use of these items and resources should be kept to a minimum, and limited to non-work time, except in emergencies.

      The obligation of Covered Persons to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, customer lists, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates our policy. It could also be illegal and result in civil or even criminal penalties.

XII.     PAYMENTS TO GOVERNMENT PERSONNEL

      The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make such payments to government officials of any country.

      In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.


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XIII.    WAIVERS OF THE CODE

      Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or AMEX regulations. Other waivers for Covered Persons must be approved by the Company's Chief Executive Officer in accordance with any applicable Company policy and must be promptly reported to the Company's Accounting Department.

XIV.     REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

      All of the policies we describe in this Code sound relatively straight-forward and even self-evident when recited, but can be much more difficult to recognize or apply in real time and real life. We encourage you to talk to your supervisors, managers or other appropriate personnel whenever you see something that you think may be either illegal or unethical, and particularly if you are not certain about the best course of action in a particular situation. Our policy prohibits retaliation for reports of misconduct by others made in good faith by Covered Persons, and we expect all Covered Persons to cooperate in internal investigations of misconduct.

      In support of these policies, we require Covered Persons to read the Company's Complaint Procedure and Nonretaliation Policy, which describes the Company's procedures for receiving, retaining, and handling complaints regarding accounting, internal accounting controls, or auditing matters. Any Covered Person may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

XV.      PRACTICAL GUIDELINES

      We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

      o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

      o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

      o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

      o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against Covered Persons for good faith reports of ethical violations.

      o Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.


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XVI.     CODE HISTORY

August 25, 2005            Board of Directors adopts the Code.


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                                                                 August 25, 2005

                                 [Wherify LOGO]

                   CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER
                          AND SENIOR FINANCIAL OFFICERS

      Wherify Wireless, Inc. (the "Company") has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The Chief Executive Officer ("CEO") and all senior financial officers, including the Chief Financial Officer ("CFO") and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies:

      l. The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO and each senior financial officer to promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Company's Disclosure Guidelines and Disclosure Policy.

      2. The CEO and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      3. The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      4. The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

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      5.    The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.


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                                 [Wherify LOGO]

                                 ACKNOWLEDGMENT

                  WHERIFY'S CODE OF BUSINESS CONDUCT AND ETHICS

      I acknowledge that I have received and read the Wherify Wireless, Inc. Code of Business Conduct and Ethics and understand my obligations as an [employee/director] to comply with the principles, policies and laws outlined in the Code.

      I understand that my agreement to comply with the Code of Business Conduct and Ethics does not constitute a contract of employment.

Please sign here:                                  Date:
                   -----------------------------         -----------------------

Please print your name:
                        ------------------------

Notice: The original of this form will be placed in your official personnel file and a copy will be sent to you.